Exhibit 23(j)


                          INDEPENDENT AUDITORS' CONSENT


The Board of Trustees of
     The Flex-funds, Utilities Stock Portfolio, Mutual Fund Portfolio,
         Growth Stock Portfolio, Bond Portfolio and
         Money Market Portfolio

We consent to the use of our reports included herein dated February 11, 2000 on the financial statements of The Flex-funds (comprising The Total Return Utilities, The Muirfield, Highlands Growth, U.S. Government Bond and Money Market Funds), Utilities Stock Portfolio, Mutual Fund Portfolio, Growth Stock Portfolio, Bond Portfolio and Money Market Portfolio as of December 31, 1999 and for the periods indicated therein and to the references to our firm under the headings "Financial Highlights" in each prospectus and "Auditors" in the Statements of Additional Information.

                                                        KPMG LLP


Columbus, Ohio
April 27, 2000